Exhibit 99.1

news

Noveon, Inc.

9911 Brecksville Road

Cleveland, Ohio  44141-3247

216.447.5000

Investor Relations & Media Contact:

Sean Stack

(216) 447-6494

NOVEON REPORTS SALES AND EARNINGS GROWTH IN THE FIRST QUARTER

Cleveland, Ohio, April 13, 2004 - Noveon, Inc. today reported selected financial results for the first quarter of 2004.

	Three Months Ended March 31
($M)	2004	2003
	(unaudited)
Sales	$321.6	$282.3
Gross profit	$94.0	$81.8
Operating income	$31.7	$25.8
Net income	$12.3	$5.3
Net income excluding special items	$14.4	$7.4
EBITDA	$55.9	$47.7
EBITDA excluding special items	$58.0	$49.7
Free cash flow	$14.3	$21.9

In this press release, Noveon refers to various non-GAAP (generally accepted accounting principles) financial measures including net income excluding special items, EBITDA, EBITDA excluding special items and free cash flow.  The methods used to compute these measures are likely to differ from the methods used by other companies.  These non-GAAP measures should not be regarded as replacements for corresponding GAAP measures.  Investors are encouraged to review the accompanying tables reconciling the non-GAAP financial measures to comparable GAAP amounts.  “EBITDA” is defined as net income before cumulative effect of accounting change, interest, taxes, depreciation and amortization.  “Free cash flow” is defined as EBITDA less capital expenditures plus or minus changes in accounts receivable, inventory and accounts payable, net of the impact from acquisitions and foreign currency translation. In addition, our reference to Segment EBITDA excludes any corporate overhead allocations.  Management uses EBITDA and free cash flow as performance metrics and believes these measures provide additional information commonly used by our stakeholders with respect to both the performance of our fundamental business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs.

Noveon has provided financial information for the first quarter of 2004 and 2003 for the results of operations as reported, as well as for results of operations as reported excluding special items of restructuring and severance costs, the cumulative effect of an accounting change and one-time gains and losses.  Noveon believes this information is useful to our stakeholders in understanding our operating results and the ongoing performance of our underlying businesses without the impact of these special items.

First Quarter Results

For the quarter ended March 31, 2004, Noveon reported sales of $321.6 million, EBITDA of $55.9 million and net income of $12.3 million.  For the first quarter of 2003, Noveon reported sales of $282.3 million, EBITDA of $47.7 million and net income of $5.3 million.

EBITDA excluding special items in the first quarter of 2004 was $58.0 million.  Net income excluding special items for the first quarter of 2004 was $14.4 million.  EBITDA excluding special items in the first quarter of 2003 was $49.7 million.  Net income excluding special items in the first quarter of 2003 was $7.4 million.

Sales increased 14% to $321.6 million in the first quarter of 2004 from $282.3 million in the first quarter of 2003.  The increase in sales was driven by volume growth of approximately 7% led by our Specialty Materials and Consumer Specialties product lines including Estane® TPU, TempRite® CPVC, personal care and pharmaceuticals.  In addition, the strength of the euro and the impact of acquisitions each contributed approximately 3% to our top line growth.  Finally, improved selling prices also increased sales growth.  EBITDA excluding special items increased by 17% to $58.0 million in the first quarter of 2004 from $49.7 million in the first quarter of the prior year, mainly due to higher volumes.  In addition, productivity, the impact of acquisitions and higher selling prices all combined to offset higher raw material cost and our continued investment in sales, marketing and R&D resources.  Free cash flow decreased to $14.3 million in the first quarter of 2004 from $21.9 million in the first quarter of 2003 mainly due to working capital increases associated with higher sales.

Steve Demetriou, Noveon president and chief executive officer, said, “We are extremely pleased with our first quarter results which demonstrate the strength of our portfolio with double digit volume growth in personal care, Estane® TPU and TempRite® CPVC.  In addition, we saw solid performance in most of the remaining product lines across Noveon.  Our results are indicative of a pick-up in economic activity, the stronger euro and our recent bolt-on acquisitions, but more importantly, we are seeing underlying organic growth associated with our new product development initiatives and increased sales, marketing and R&D resources.”  Demetriou went on to say, “Higher sales volumes drove improved EBITDA in the quarter despite an increase in raw material costs, as we benefited from leverage on our cost base and a stronger sales mix due to significant growth in our higher margin product lines.”

Consumer Specialties

Sales increased 15% to $95.4 million in the first quarter of 2004 from $82.9 million in the first quarter of the prior year in our Consumer Specialties segment.  Personal care product lines drove the segment sales increase with double digit volume growth led by Carbopol® acrylic thickener sales as well as the continued impact of new products including Carbopol® Aqua SF1, a liquid thickener, Fixate™, a hair fixative and specialty silicones used in hair care applications.  Also contributing to higher personal care sales were the emollients for skin care product lines recently acquired from Scher Chemicals.  Finally, the stronger euro also contributed to the increase in sales.  Segment EBITDA increased 19% to $21.3 million in the first quarter of 2004 from $17.9 million in the first quarter of 2003 as higher personal care volumes, the stronger euro and the favorable impact of acquisitions more than offset record high toluene costs within our food and beverage product lines.

Specialty Materials

The Specialty Materials segment reported a sales increase of 21% to $126.2 million in the first quarter of 2004 from $104.7 million in the first quarter of 2003 due to the impact of higher volume in each product line within the segment led by double digit growth in Estane® TPU and TempRite®  CPVC.  Estane® TPU benefited from strong North American demand associated with a pick-up in economic activity, continued growth in Asia and the impact from new products including TPU for spandex fibers. TempRite® CPVC benefited from increased plumbing volume due to strong building activity.  In addition, sales were positively impacted by our fourth quarter 2003 aliphatic TPU acquisition and the stronger euro.  Segment EBITDA increased by 13% to $32.3 million in the first quarter of 2004 from $28.6 million in the first quarter of 2003 principally due to higher volumes across the segment, partially offset by higher raw material and utility costs and additional growth resources.

Performance Coatings

Performance Coatings’ sales increased 6% to $100.0 million in the first quarter of 2004 from $94.7 million in the first quarter of 2003 as the benefits of our February 2003 graphic arts overprint coatings product line acquisition, the strength of the euro and favorable selling prices more than offset a nominal volume decline in the segment.  Segment EBITDA increased by 7% to $17.1 million in the first quarter of 2004 from $16.0 million in the first quarter of 2003 due to the impact of higher selling prices and productivity, partially offset by higher raw material and utility costs.

Corporate

In the first quarter of 2004, corporate overhead expenses excluding depreciation and amortization were essentially flat at $12.7 million compared with $12.8 million in 2003.

Noveon is a leading global producer and marketer of technologically advanced specialty chemicals for a broad range of consumer and industrial applications with revenues in 2003 of $1.1 billion. Noveon is headquartered in Cleveland, Ohio, with regional centers in Brussels, Belgium, and Hong Kong.

This release contains forward-looking statements that relate to future events or performance.  These statements reflect Noveon’s current expectations, and the Company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results express or implied in this or other Company statements will not be realized.  Furthermore, investors are cautioned that these statements involve risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from the forward-looking statements.  Important factors that may affect our expectations, estimates or projections include:

•                  the effects of the substantial debt we have incurred in connection with our acquisition of the Performance Materials Segment of Goodrich and our ability to refinance or repay that debt;

•                  changes in customer requirements in markets or industries we serve;

•                  general economic and market conditions;

•                  competition within our industry;

•                  our access to capital markets and any restrictions placed on us by any current or future financing arrangements;

•                  environmental and government regulations;

•                  the effect of risks of investing in and conducting operations in foreign countries, including political, social, economic, currency and regulatory factors;

•                  changes in the price and supply of major raw materials; and

•                  the effect of fluctuations in currency exchange rates on our international operations.

Further information about these risks can be found in the Company’s filings with the Securities and Exchange Commission.

Investors are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Noveon, Inc.

Condensed Consolidated Statement of Operations

(dollars in millions)

	Three Months Ended March 31,
	2004	2003
	(unaudited)

Sales	$321.6	$282.3
Cost of sales	227.6	200.5

Gross profit	94.0	81.8
Selling and administrative expenses	55.7	50.4
Amortization expense	3.8	3.6
Restructuring and severance costs	2.8	2.0

Operating income	31.7	25.8
Interest expense—net	17.1	18.0
Other income—net	(0.6)	(0.1)
Income before income taxes and cumulative effect of accounting change	15.2	7.9
Income tax expense	2.9	2.1
Income before cumulative effect of accounting change	12.3	5.8
Cumulative effect of accounting change—net of tax	—	0.5
Net income	$12.3	$5.3

Noveon, Inc.

Condensed Consolidated Balance Sheet

(dollars in millions)

	March 31, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$93.6	$115.6
Accounts and notes receivable, net of allowances ($7.7 and $7.5 at March 31, 2004 and December 31, 2003, respectively)	180.9	149.8
Inventories	164.7	161.7
Deferred income taxes	11.5	11.5
Prepaid expenses and other current assets	12.2	7.9
Total current assets	462.9	446.5

Property, plant and equipment—net	671.7	682.9
Goodwill	420.7	414.2
Identifiable intangible assets—net	170.2	172.9
Receivable from Parent	1.4	1.4
Other assets	40.4	41.3
Total assets	$1,767.3	$1,759.2

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Short-term bank debt	$—	$—
Accounts payable	134.2	130.1
Accrued expenses	63.1	73.1
Income taxes payable	8.8	6.7
Current maturities of long-term debt	16.2	15.8
Total current liabilities	222.3	225.7

Long-term debt	853.8	848.6
Postretirement benefits other than pensions	5.8	5.7
Accrued pensions	32.5	31.0
Deferred income taxes	29.6	29.6
Accrued environmental	18.6	18.2
Other non-current liabilities	14.5	15.4

Stockholder’s equity
Common stock	—	—
Paid in capital	498.0	498.0
Retained earnings	22.9	10.6
Accumulated other comprehensive income	69.3	76.4
Total stockholder’s equity	590.2	585.0
Total liabilities and stockholder’s equity	$1,767.3	$1,759.2

Noveon, Inc.

Condensed Consolidated Statement of Cash Flows

(dollars in millions)

	Three Months Ended March 31,
	2004	2003
	(unaudited)
Operating activities
Net income	$12.3	$5.3
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	23.6	21.8
Deferred income taxes	—	(0.1)
Gain on sale of assets	(0.7)	—
Debt issuance cost amortization in interest expense	1.3	1.4
Cumulative effect of accounting change—net of tax	—	0.5
Change in operating assets and liabilities, net of effects of acquisitions of businesses	(41.2)	(28.6)
Net cash (used) provided by operating activities	(4.7)	0.3

Investing activities
Purchases of property, plant and equipment	(11.8)	(16.5)
Payments made in connection with acquisitions, net of cash acquired	(13.3)	(10.7)
Proceeds from sale of assets	0.8	—
Net cash (used) by investing activities	(24.3)	(27.2)

Financing activities
Decrease in short-term debt	—	(0.3)
Net proceeds from borrowings on revolving credit facility	13.3	18.5
Payments on long-term borrowings	(4.8)	—
Net cash provided by financing activities	8.5	18.2

Effect of exchange rate changes on cash and cash equivalents	(1.5)	(0.1)
Net decrease in cash and cash equivalents	(22.0)	(8.8)
Cash and cash equivalents at beginning of period	115.6	79.5
Cash and cash equivalents at end of period	$93.6	$70.7

Noveon, Inc.

Reconciliation of Net Income to EBITDA and Free Cash Flow

(dollars in millions)

	Three Months Ended March 31,
	2004	2003
	(unaudited)

Net income	$12.3	$5.3
Cumulative effect of accounting change – net of tax	—	0.5
Income tax expense	2.9	2.1
Interest expense – net	17.1	18.0
Depreciation and amortization expense	23.6	21.8
EBITDA	$55.9	$47.7

EBITDA from above	$55.9	$47.7
Purchases of property, plant and equipment	(11.8)	(16.5)
Changes in accounts receivable, inventory and accounts payable	(29.8)	(9.3)
Free cash flow	$14.3	$21.9

Reconciliation of Net Income to EBITDA Excluding Special Items

(dollars in millions)

	Three Months Ended March 31,
	2004	2003
	(unaudited)

Net income	$12.3	$5.3
Cumulative effect of accounting change – net of tax	—	0.5
Income tax expense	2.9	2.1
Interest expense – net	17.1	18.0
Depreciation and amortization expense	23.6	21.8
Restructuring and severance costs	2.8	2.0
Gain on sale of assets	(0.7)	—
EBITDA excluding special items	$58.0	$49.7

Noveon, Inc.

Consolidated Statement of Operations

Reconciliation of Results as Reported to Results Excluding Special Items

Three Months Ended March 31, 2004 and 2003

(dollars in millions) (unaudited)

	2004
	Reported	Special Items	Excluding Special Items
Sales	$321.6	$—	$321.6
Cost of sales	227.6	—	227.6
Gross profit	94.0	—	94.0
Selling and administrative expenses	55.7	—	55.7
Amortization expense	3.8	—	3.8
Restructuring and severance costs	2.8	(2.8)	—
Operating income	31.7	2.8	34.5
Interest expense - net	17.1	—	17.1
Other (income) expense - net	(0.6)	0.7	0.1

Income before income taxes	15.2	2.1	17.3
Income tax expense	2.9	—	2.9

Net income	$12.3	$2.1	14.4

	2003
	Reported	Special Items	Excluding Special Items
Sales	$282.3	$—	$282.3
Cost of sales	200.5	—	200.5
Gross profit	81.8	—	81.8
Selling and administrative expenses	50.4	—	50.4
Amortization expense	3.6	—	3.6
Restructuring and severance costs	2.0	(2.0)	—
Operating income	25.8	2.0	27.8
Interest expense - net	18.0	—	18.0
Other income - net	(0.1)	—	(0.1)

Income before income taxes	7.9	2.0	9.9
Income tax expense	2.1	0.4	2.5
Income before cumulative effect of accounting change	5.8	1.6	7.4
Cumulative effect of accounting change - net of tax	0.5	(0.5)	—
Net income	$5.3	$2.1	$7.4

Note:  The special items include the restructuring and severance costs in 2004 and 2003, the gain on sale of assets in 2004 and the cumulative effect of accounting change in 2003.